Exhibit 1

                                  PUT AGREEMENT

THIS PUT AGREEMENT (the "Agreement") dated as of August 31, 2001 ("Effective Date") between JOHNSTON FAMILY CHARITABLE REMAINDER UNITRUST #3, dated October 15, 1998 (the "Trust") and CHRISTOPHER A. JOHNSTON, an individual residing in Jackson, Wyoming ("CAJ").

WHEREAS, CAJ owns shares of common stock of Royal Precision, Inc. (the "Company"); and

WHEREAS, the Trust wants to reserve the right to purchase a certain number of shares of the Company from CAJ.

NOW THEREFORE, the parties hereto, intending to be legally bound and for good and valuable consideration, including, without limitation, the mutual covenants and promises set forth herein, do hereby agree as follows:

Section 1. PUT RIGHT. The Trust hereby grants CAJ the option to require the Trust to purchase up to 200,000 shares of common stock of the Company (the "Shares") in lots of 25,000 Shares owned by CAJ (the "Option") on the following terms and conditions:

Section 2. WINDOW. CAJ may exercise this Option at any time or from time to time during the period beginning on the Effective Date and ending on the second anniversary of such date by sending a written notice (a "Notice") to the Trust setting forth the number of Shares CAJ is requiring the Trust to purchase.

Section 3. CLOSING. On the first day on which banks in the State of Wyoming are open for business (a "Business Day") following the third day of receipt of a Notice, a closing will be held at the offices of Merbanco Incorporated in Jackson Hole, Wyoming at 10:00 a.m. local time at which time CAJ shall deliver to the Trust a certificate representing the number of Shares to be purchased by the Trust and a stock power duly endorsed by CAJ for transfer to the Trust of such Shares with all signatures guaranteed by a medallion signature guarantee, and the Trust shall deliver to CAJ a bank or cashier's check drawn on a bank having an office in Jackson Hole, Wyoming payable to the order of the Trust in an amount equal to the 'Per Share Price' times the number of Shares to be purchased (the "Purchase Price").

Section 4. ADJUSTMENTS. If the Company: (a) pays a dividend or makes a distribution on its Shares in shares of its common stock; (b) subdivides its outstanding shares of common stock into a greater number of shares; (c) combines its outstanding shares of common stock into a smaller number of shares; (d) makes a distribution on its common stock in shares of its capital stock other than common stock; or (e) issues by recapitalization of its common stock any shares of its capital stock, then the Option and the Purchase Price in effect immediately prior to such action shall be adjusted so that the Trust may receive the number of shares of capital stock of the Company which it would have owned immediately following such action if it had purchased the Shares immediately prior to such action. This adjustment shall become effective immediately after
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the record date in the case of a dividend or distribution and immediately  after
the   effective   date  in  the   case   of  a   subdivision,   combination   or
reclassification.

Section 5. DEFINITIONS.

     "Per Share Price" shall mean the greater of (a) $2.00 or (b) current Market Price less $.50.

     "Market Price" shall mean the per Share closing price on the principal national securities exchange or the NASDAQ - National Market System on which the Shares are listed or admitted to trading on the day prior to the date of the Notice or, if no closing price can be determined for the date of determination, the most recent date for which such price can reasonably be ascertained, or if the Shares are not listed or admitted to trading on a national securities exchange or the NASDAQ - National Market System, the mean between the representative bid and asked per Share prices in the over-the-counter market at the closing of the day prior to the date of the Notice or the most recent such bid and asked prices then available, as reported by NASDAQ or if the Shares are not then quoted by NASDAQ, as furnished by any market maker selected from time to time by the Trust for that purpose.

Section 6. MISCELLANEOUS.

     6.1. NOTICES. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, facsimile, e-mail or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c), or (c) mailed postage prepaid, return receipt requested, as follows:

     IF TO THE TRUST, ADDRESSED TO:

     Richard P. Johnston, Trustee            Phone No. (307) 739-3010
     4350 Greens Place                       Fax No.   (520) 575-0320
     Wilson, WY  83014

     IF TO CAJ, ADDRESSED TO:

     Christopher A. Johnston                 Phone No. (307) 739-1188
     Merbanco Incorporated                   Fax No.   (307) 739-2288
     P.O. Box 25182
     3490 Club House Drive
     Suite 102
     Jackson, Wyoming  83001

     6.2. GOVERNING LAW, ETC. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be changed or amended in any manner whatsoever except in writing signed by each of the parties hereto. This Agreement may be executed in one or more counterparts, and all executed

                                      -2-
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counterparts  shall  constitute  one and the  same  Agreement,  binding  on both parties, whether or not both parties have executed the original or same counterparts.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                       JOHNSTON FAMILY CHARITABLE
                                       REMAINDER UNITRUST #3



                                       By: /s/ Richard P. Johnston
                                           -------------------------------------
                                           Richard P. Johnston, Trustee



                                           /s/ Christopher A. Johnston
                                           -------------------------------------
                                           Christopher A. Johnston